State of Delaware
Secretary of State
Division of Corporations
Delivered 03:00 PM 01/23/2014
FILED 03:00 PM 01/23/2014
SRV 140082149 - 4314745 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
of WRITERS' GROUP FILM CORP.
File No. 4314745

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a written consent to action without meeting of the Board of Directors of Writers' Group Film Corp.:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

FIRST. The name of this corporation shall be:

WRIT MEDIA GROUP, INC.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent without meeting of the majority stockholders of said corporation was duly signed in accordance with Section 228(a) of the General Corporation Law of the State of Delaware through which consent the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of January, 2014.

By: Eric Mitchell

Eric Mitchell
President